FNF Reports First Quarter 2025 Financial Results

Jacksonville, Fla. – (May 7, 2025) - Fidelity National Financial, Inc. (NYSE:FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through its majority-owned, publicly traded subsidiary F&G Annuities & Life, Inc. (NYSE:FG) (“F&G”), today reported financial results for the first quarter ended March 31, 2025.

Net earnings attributable to common shareholders for the first quarter were $83 million, or $0.30 per diluted share (per share), compared to net earnings of $248 million, or $0.91 per share, for the first quarter of 2024. Net earnings attributable to common shareholders include mark-to-market effects and non-recurring items; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter were $213 million, or $0.78 per share, compared to $206 million, or $0.76 per share, for the first quarter of 2024.
•The Title Segment contributed $158 million for the first quarter, compared to $130 million for the first quarter of 2024
•The F&G Segment contributed $80 million for the first quarter, compared to $95 million for the first quarter of 2024
•The Corporate Segment, before eliminating dividend income from F&G in the consolidated financial statements, had adjusted net earnings of $3 million for the first quarter, compared to $8 million for the first quarter of 2024
•FNF’s consolidated adjusted net earnings include significant income and expense items in the F&G Segment, as well as alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. Please see “Segment Financial Results” for F&G, as well as the “Non-GAAP Measures and Other Information” section for further explanation

Company Highlights

•Title Segment delivered strong operating performance despite dynamic environment: For the Title Segment, total revenue was $1.8 billion for the first quarter compared to $1.7 billion for the first quarter of 2024. Total revenue, excluding recognized gains and losses, was $1.8 billion for the first quarter, a 12% increase over the first quarter of 2024. Our industry leading adjusted pre-tax title margin was 11.7% for the first quarter
•F&G Segment assets under management growth was driven by continued strong indexed annuity sales: F&G achieved assets under management before flow reinsurance of $67.4 billion at the end of the first quarter, an increase of 16% over the first quarter of 2024. F&G’s gross sales were $2.9 billion and net sales were $2.2 billion for the first quarter
•FNF participation in F&G common equity raise supported by strong balance sheet: FNF purchased 4.5 million shares of 8.0 million total shares in F&G’s common equity offering in March; FNF’s majority ownership stake in F&G is approximately 82% as of March 31, 2025
•Share repurchase relaunch and sustainable common dividend backed by stable cash generation: FNF has repurchased 390,000 shares for a total of $25 million, at an average price of $63.42 per share, in the latter part of the first quarter and paid common dividends of $0.50 per share for $136 million. FNF ended the quarter with $687 million in cash and short-term liquid investments at the holding company

William P. Foley, II, Chairman, commented, “Our business continued to perform well through the first quarter highlighted by industry leading margins from our Title segment and assets under management from F&G. Our Title business has successfully navigated the downturn in the housing market and is delivering impressive profitability and cash flows, both of which are poised to further expand as interest rates normalize. Given our confidence in F&G’s continued growth and our desire to maintain FNF’s ownership stake above 80%, we made the decision to participate in F&G’s March capital raise by investing $150 million. This capital will position F&G to take advantage of the many opportunities that lie ahead to further grow their business and expand returns while also improving the liquidity in their shares. We also returned capital to FNF’s shareholders having restarted the Company’s share repurchase program late in the first quarter while also paying our quarterly cash dividend.”

Summary Financial Results

(In millions, except per share data)	Three Months Ended
	March 31, 2025	March 31, 2024
Total revenue	$2,729	$3,299
F&G gross sales[1]	$2,902	$3,495
F&G net sales[1]	$2,181	$2,302
F&G assets under management (AUM)[1]	$54,546	$49,787
F&G AUM before flow reinsurance[1]	$67,398	$58,020
Total assets	$98,209	$84,496
Adjusted pre-tax title margin	11.7%	10.7%
Net earnings attributable to common shareholders	$83	$248
Net earnings per share attributable to common shareholders	$0.30	$0.91
Adjusted net earnings[1]	$213	$206
Adjusted net earnings per share[1]	$0.78	$0.76
Weighted average common diluted shares	273	272
Total common shares outstanding	275	273

1 See definition of non-GAAP measures below

Segment Financial Results

Title Segment
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services, and home warranty.

Mike Nolan, Chief Executive Officer, said, “The year is off to a strong start as we delivered an adjusted pre-tax Title margin of 11.7%, an increase of 100 basis points as compared to the 10.7% margin that we achieved in the year ago first quarter. Our improved margin is a testament to our employees as well as the operational efficiencies that we have achieved over the last few decades through investments in technology. Our investments are enabling us to deliver margins above prior market troughs and, we believe, will likewise deliver higher margins at the peak of the next cycle. We also continue to generate strong free cash flows during this period of low transactional volume. This enables us to have a dynamic capital allocation strategy focused on returning capital to shareholders through our dividend and share repurchases while also investing in our business through ongoing technology and growth investments as we position our Title business for the long term.”

First Quarter 2025 Highlights

•Total revenue of $1.8 billion, compared with $1.7 billion in the first quarter of 2024
•Total revenue, excluding recognized gains and losses, of $1.8 billion, a 12% increase over the first quarter of 2024
◦Direct title premiums of $510 million, a 16% increase over first quarter of 2024
◦Agency title premiums of $681 million, a 15% increase over first quarter of 2024
◦Commercial revenue of $293 million, a 23% increase over first quarter of 2024
•Purchase orders opened increased 3% on a daily basis over the first quarter of 2024, and purchase orders closed increased 2% on a daily basis over the first quarter of 2024
•Refinance orders opened increased 33% on a daily basis and refinance orders closed increased 31% on a daily basis over the first quarter of 2024
•Commercial orders opened increased 8% and commercial orders closed increased 7% over the first quarter of 2024
•Total fee per file of $3,761 for the first quarter, a 6% increase over the first quarter of 2024

First Quarter 2025 Financial Results

•Pre-tax title margin of 9.6% and industry leading adjusted pre-tax title margin of 11.7% for the first quarter, compared to 13.1% and 10.7%, respectively, for the first quarter of 2024
•Pre-tax earnings in Title for the first quarter of $171 million, compared with $218 million for the first quarter of 2024
•Adjusted pre-tax earnings in Title for the first quarter of $211 million, compared with $171 million for the first quarter of 2024; the increase reflects higher direct orders closed and agency revenue

F&G Segment
This segment consists of operations of FNF’s majority-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

Chris Blunt, Chief Executive Officer, commented, “Despite some near-term headwinds, F&G’s solid foundation is underpinned by a conservatively positioned investment portfolio and the ability to optimize our capital allocation to secure the highest returning business, which positions us to succeed in an uncertain economy. We achieved AUM before flow reinsurance of $67.4 billion, an increase of 16% from the year ago first quarter, driven by strong indexed annuity sales. Additionally, our equity offering in March provides us with the flexibility to take advantage of both opportunities to further grow the business given the strong secular tailwinds that exist as well as providing additional capital should the environment turn increasingly challenging. Overall, the credit quality of our portfolio remains high with 96% of our fixed maturities being investment grade combined with credit related impairments remaining well below our pricing assumptions over the past five years and current quarter. We remain confident that we will deliver on our medium-term Investor Day targets, to grow AUM and expand returns, in the coming years.”

First Quarter 2025

•AUM before flow reinsurance of $67.4 billion at the end of the first quarter increased 16% over the first quarter of 2024. This included AUM of $54.5 billion, an increase of 9% over the first quarter of 2024 driven by retained new business flows
•Profitable gross sales were $2.9 billion for the first quarter, a decrease of 17% from the first quarter of 2024; this reflects our decision to allocate capital to the highest returning business, specifically indexed annuity sales and pension risk transfer sales, resulting in a reduction in MYGA sales
•Retail channel sales were $2.1 billion for the first quarter, a decrease of 25% from the first quarter of 2024; this reflects our decision to allocate capital to indexed annuity sales given the ongoing favorable economic conditions and strong demand for retirement savings products, resulting in a reduction in MYGA sales. Strong indexed annuity sales were $1.5 billion and indexed universal life sales were $43 million in the first quarter, both in line with the first quarter of 2024
•Institutional market sales were $0.8 billion for the first quarter, an increase of 14% over $0.7 billion in the first quarter of 2024; driven by higher funding agreements, partially offset by lower pension risk transfer as compared to the prior year which was a first quarter record
•Stable net sales of $2.2 billion for the first quarter, compared to $2.3 billion in the first quarter of 2024
•Net loss attributable to common shareholders for F&G Segment of $18 million for the first quarter due to unfavorable mark-to-market movement, compared to net earnings of $98 million for the first quarter of 2024 which included favorable mark-to-market movement
•Adjusted net earnings attributable to common shareholders for F&G Segment of $80 million for the first quarter, compared to $95 million for the first quarter of 2024
◦F&G Segment adjusted net earnings of $80 million for the first quarter of 2025 include $13 million of income from a reinsurance true-up adjustment. Investment income from alternative investments was $52 million below management’s long-term expected return of approximately 10%
◦F&G Segment adjusted net earnings of $95 million for the first quarter of 2024 included $2 million of other income items. Investment income from alternative investments was $44 million below management’s long-term expected return of approximately 10%
◦As compared to the prior year quarter, adjusted net earnings reflect margin compression due to near-term headwinds, lower owned distribution margin and higher interest expense in line with our capital market activity; partially offset by asset growth, higher income from accretive flow reinsurance fees and disciplined expense management, as well as the above alternatives investments short-term mark-to-market movement and significant income items
◦Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation

Conference Call
We will host a call with investors and analysts to discuss FNF’s first quarter of 2025 results on Thursday, May 8, 2025, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business, political crisis, war and pandemic conditions, including ongoing geopolitical conflicts; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries, including regulation of title insurance and services and privacy and data protection laws; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission.
FNF-E

SOURCE: Fidelity National Financial, Inc.; F&G Annuities & Life, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2025
Direct title premiums	$510	$510	$—	$—	$—
Agency title premiums	681	681	—	—	—
Escrow, title related and other fees	1,065	525	505	35	—
Total title and escrow	2,256	1,716	505	35	—

Interest and investment income	760	83	666	39	(28)
Recognized gains and losses, net	(287)	(25)	(263)	1	—
Total revenue	2,729	1,774	908	75	(28)

Personnel costs	770	672	67	31	—
Agent commissions	528	528	—	—	—
Other operating expenses	377	313	41	23	—
Benefits & other policy reserve changes	524	—	524	—	—
Market risk benefit (gains) losses	109	—	109	—	—
Depreciation and amortization	196	36	153	7	—
Provision for title claim losses	54	54	—	—	—
Interest expense	60	—	40	20	—
Total expenses	2,618	1,603	934	81	—

Pre-tax earnings (loss)	$111	$171	$(26)	$(6)	$(28)

Income tax expense (benefit)	29	42	(5)	(8)	—
Earnings (loss) from equity investments	1	1	—	—	—
Non-controlling interests	—	3	(3)	—	—

Net earnings (loss) attributable to common shareholders	$83	$127	$(18)	$2	$(28)

EPS attributable to common shareholders - basic	$0.30

EPS attributable to common shareholders - diluted	$0.30

Weighted average shares - basic	273
Weighted average shares - diluted	273

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2025
Net earnings (loss) attributable to common shareholders	$83	$127	$(18)	$2	$(28)

Pre-tax earnings (loss)	$111	$171	$(26)	$(6)	$(28)

Non-GAAP Adjustments
Recognized (gains) and losses, net	53	25	29	(1)	—
Market related liability adjustments	103	—	103	—	—
Purchase price amortization	33	15	16	2	—

Adjusted pre-tax earnings (loss)	$300	$211	$122	$(5)	$(28)

Total non-GAAP, pre-tax adjustments	$189	$40	$148	$1	$—
Income taxes on non-GAAP adjustments	(40)	(10)	(30)	—	—
Non-controlling interest on non-GAAP adjustments	(20)	—	(20)	—	—
Deferred tax asset valuation allowance	1	1	—	—	—
Total non-GAAP adjustments	$130	$31	$98	$1	$—

Adjusted net earnings (loss) attributable to common shareholders	$213	$158	$80	$3	$(28)

Adjusted EPS attributable to common shareholders - diluted	$0.78

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2024
Direct title premiums	$440	$440	$—	$—	$—
Agency title premiums	593	593	—	—	—
Escrow, title related and other fees	1,281	484	741	56	—
Total title and escrow	2,314	1,517	741	56	—

Interest and investment income	710	83	616	38	(27)
Recognized gains and losses, net	275	63	212	—	—
Total revenue	3,299	1,663	1,569	94	(27)

Personnel costs	727	618	66	43	—
Agent commissions	460	460	—	—	—
Other operating expenses	369	285	58	26	—
Benefits & other policy reserve changes	1,161	—	1,161	—	—
Market risk benefit (gains) losses	(11)	—	(11)	—	—
Depreciation and amortization	167	36	123	8	—
Provision for title claim losses	46	46	—	—	—
Interest expense	49	—	30	19	—
Total expenses	2,968	1,445	1,427	96	—

Pre-tax earnings (loss)	$331	$218	$142	$(2)	$(27)

Income tax expense (benefit)	63	45	26	(8)	—
Earnings from equity investments	1	1	—	—	—
Non-controlling interests	21	2	18	1	—

Net earnings (loss) attributable to common shareholders	$248	$172	$98	$5	$(27)

EPS attributable to common shareholders - basic	$0.92

EPS attributable to common shareholders - diluted	$0.91

Weighted average shares - basic	271
Weighted average shares - diluted	272

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2024
Net earnings (loss) attributable to common shareholders	$248	$172	$98	$5	$(27)

Pre-tax earnings (loss)	$331	$218	$142	$(2)	$(27)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(31)	(63)	32	—	—
Market related liability adjustments	(55)	—	(55)	—	—
Purchase price amortization	41	16	22	3	—
Transaction costs	1	—	—	1	—

Adjusted pre-tax earnings (loss)	$287	$171	$141	$2	$(27)

Total non-GAAP, pre-tax adjustments	$(44)	$(47)	$(1)	$4	$—
Income taxes on non-GAAP adjustments	11	11	1	(1)	—
Non-controlling interest on non-GAAP adjustments	(3)	—	(3)	—	—
Deferred tax asset valuation allowance	(6)	(6)	—	—	—
Total non-GAAP adjustments	$(42)	$(42)	$(3)	$3	$—

Adjusted net earnings (loss) attributable to common shareholders	$206	$130	$95	$8	$(27)

Adjusted EPS attributable to common shareholders - diluted	$0.76

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	March 31, 2025	December 31, 2024
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$68,651	$67,094
Goodwill	5,271	5,271
Title plant	421	420
Total assets	98,209	95,263
Notes payable	4,394	4,321
Reserve for title claim losses	1,695	1,713
Secured trust deposits	628	551
Accumulated other comprehensive (loss) earnings	(1,866)	(2,052)
Non-controlling interests	904	778
Total equity and non-controlling interests	8,797	8,532
Total equity attributable to common shareholders	7,893	7,754

Non-GAAP Measures and Other Information

Title Segment

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended
(Dollars in millions)	March 31, 2025	March 31, 2024
Pre-tax earnings	$171	$218
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	25	(63)
Purchase price amortization	15	16
Total non-GAAP adjustments	40	(47)
Adjusted pre-tax earnings	$211	$171
Adjusted pre-tax margin	11.7%	10.7%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Quarterly Opened Orders ('000's except % data)
Total opened orders*	343	299	352	344	315	257	318	347
Total opened orders per day*	5.6	4.7	5.5	5.5	5.1	4.1	5.0	5.4
Purchase % of opened orders	75%	72%	73%	80%	79%	78%	80%	79%
Refinance % of opened orders	25%	28%	27%	20%	21%	22%	20%	21%
Total closed orders*	201	232	232	229	186	192	224	233
Total closed orders per day*	3.3	3.7	3.6	3.6	3.0	3.1	3.6	3.6
Purchase % of closed orders	75%	72%	77%	81%	79%	80%	80%	81%
Refinance % of closed orders	25%	28%	23%	19%	21%	20%	20%	19%

Commercial (millions, except orders in '000's)
Total commercial revenue	$293	$376	$290	$273	$238	$294	$263	$263
Total commercial opened orders	52.6	47.5	50.8	50.7	48.7	43.7	49.1	50.2
Total commercial closed orders	26.0	28.9	25.9	25.7	24.3	26.3	25.6	27.7

National commercial revenue	$149	$208	$151	$145	$123	$164	$131	$132
National commercial opened orders	22.7	20.7	21.9	21.4	19.4	18.2	19.2	19.5
National commercial closed orders	10.2	11.8	10.4	9.8	9.2	10.1	9.4	10.1

Total Fee Per File
Fee per file	$3,761	$3,909	$3,708	$3,759	$3,555	$3,806	$3,618	$3,598
Residential fee per file	$2,776	$2,772	$2,881	$2,995	$2,746	$2,889	$2,861	$2,897
Total commercial fee per file	$11,300	$13,000	$11,200	$10,600	$9,800	$11,200	$10,300	$9,500
National commercial fee per file	$14,600	$17,600	$14,500	$14,800	$13,400	$16,300	$14,000	$13,000

Total Staffing
Total field operations employees	10,200	10,300	10,400	10,300	10,000	9,900	10,400	10,600

Actual title claims paid ($ millions)	$65	$75	$64	$70	$70	$64	$69	$67

Title Segment (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2025	107,000	76%	62,000	74%
February 2025	108,000	75%	64,000	76%
March 2025	128,000	74%	75,000	75%

First Quarter 2025	343,000	75%	201,000	75%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2024	102,000	79%	56,000	78%
February 2024	102,000	79%	61,000	79%
March 2024	111,000	80%	69,000	80%

First Quarter 2024	315,000	79%	186,000	79%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G Segment

The table below reconciles net earnings (loss) attributable to common shareholders to adjusted net earnings attributable to common shareholders. The F&G Segment is reported net of noncontrolling minority interest.

	Three Months Ended
(Dollars in millions)	March 31, 2025	March 31, 2024
Net earnings attributable to common shareholders	$(18)	$98
Non-GAAP adjustments(1):
Recognized (gains) losses, net	29	32
Market related liability adjustments	103	(55)
Purchase price amortization	16	22
Transaction and other costs	—	—
Income taxes on non-GAAP adjustments	(30)	1
Non-controlling interest on non-GAAP adjustments	(20)	(3)
Adjusted net earnings (loss) attributable to common shareholders(1)	$80	$95

•Adjusted net earnings of $80 million for the first quarter of 2025 include $13 million, or $0.05 per share, of income from a reinsurance true-up adjustment. Investment income from alternative investments was $52 million, or $0.19 per share, below management’s long-term expected return of approximately 10%.

•Adjusted net earnings of $95 million for the first quarter of 2024 included $2 million, or $0.01 per share, of other income items. Investment income from alternative investments was $44 million, or $0.16 per share, below management’s long-term expected return of approximately 10%.

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

F&G Segment (continued)

The table below provides a summary of sales highlights.

	Three Months Ended
(In millions)	March 31, 2025	March 31, 2024
Total annuity sales	$2,023	$2,764
Indexed universal life sales	43	42
Funding agreements (FABN/FHLB)	525	105
Pension risk transfer	311	584
Gross sales(1)	$2,902	$3,495
Sales attributable to flow reinsurance to third parties	(721)	(1,193)
Net Sales(1)	$2,181	$2,302

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings attributable to common shareholders

Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards;
ii.Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities);
iv.Transaction costs: the impacts related to acquisition, integration and merger related items;
v.Certain income tax adjustments: the impacts related to unusual tax items that do not reflect our core operating performance such as the establishment or reversal of significant deferred tax asset valuation allowances in our Title and Corporate and Other segments;
vi.Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years;
vii.Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that FNF does not wholly own; and
viii.Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction

While these adjustments are an integral part of the overall performance of FNF, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Assets Under Management (AUM)
AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP:

i.total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives;
ii.investments in unconsolidated affiliates at carrying value;
iii.related party loans and investments;
iv.accrued investment income;
v.the net payable/receivable for the purchase/sale of investments; and

vi.cash and cash equivalents excluding derivative collateral at the end of the period.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained.

AUM before Flow Reinsurance

AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets.

Average Assets Under Management (AAUM)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.